Exhibit:  4.9

LOAN AGREEMENT

     AGREEMENT, dated as of the 22nd day of December, 2008, by and between Freedom Environmental Services, Inc (Borrower), a Delaware corporation having an address at 5036 Dr. Phillips Boulevard #306, Orlando, Florida 32819 and Resort Marketing Professionals, Inc. (Lender), a Florida corporation residing at 3842 Winding Lakes Circle, Orlando, Florida 32835.

WITNESSETH:

     WHEREAS, the Lender has agreed to security in the form of a convertible Note in consideration of a loan assignment;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

COMMITMENT OF LENDER;

BORROWING CONDITIONS

1.	NOTE ASSIGNMENT: Subject to the terms and conditions of this Agreement, the Lender has agreed to assign to the Borrower a promissory note in the amount of ninety five thousand dollars
($95,000), and Borrower acknowledges receipt of the promissory note and all rights title and interest thereto.

2.	CONVERIBLE DEMAND NOTE.
	(e)	GENERAL. The Loan shall be evidenced by a negotiable demand note, issued by the Borrower substantially in the form of a Convertible Demand Note of even date herewith in the original principal amount of the Loan. Principal plus any accrued interest on the Note shall be payable in thirty (30) days after receipt of a demand for payment by the lender.
	(f)	INTEREST. The unpaid principal amount from time to time outstanding on the Note shall bear interest at the assigned note rate. computed on the basis of the actual number of days elapsed in a year of 360 days. Interest shall be payable at maturity, said interest compounded semi- annually.
	(c)	PREPAYMENT. At any time from and after the Closing Date hereof,
Borrower may from time to time prepay the Note, in whole or in part, without penalty or a premium.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties:

     (a) ORGANIZATION AND AUTHORIZATION. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation, is duly authorized to transact business and is in good standing in every other jurisdiction where the failure to qualify to do business would have a material adverse effect upon the Borrower, and the Borrower is duly authorized and empowered to create, grant and issue the Note, and to execute and deliver this Agreement.

     (b) LITIGATION. Except as set forth in SCHEDULE B hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened, against or affecting the Borrower and/or its subsidiaries which (i) involves the possibility of any judgments or liabilities aggregating more than Five Thousand ($5,000) Dollars not fully covered by insurance or (ii) which may materially and adversely affect the assets of the Borrower or the right of the Borrower to carry on its business as now conducted or as contemplated.

     (c) TAXES. All tax returns of the Borrower and its subsidiaries, if any, which are shown to be due and payable thereon, have been paid. The borrower does not know of any ongoing tax audit, proposed tax deficiency, assessment, charge or levy against it, the payment of which is not adequately provided for on the books of the Borrower.

     (e) FULL DISCLOSURE. This Agreement and all of the exhibits or schedules attached hereto do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading.

     (f) COMPLIANCE WITH INSTRUMENTS; ETC. The Borrower is not (i) in default under any indenture or instrument to which it is a party or by which it is bound, (ii) in violation of its Certificate of Incorporation, By-Laws or of any applicable law, (iii) in default with respect to any order, writ, injunction or decree of any court, administrative agency or arbitrator, or (iv) in default under any order, license, regulation or demand of any government agency, which default or violation would materially and adversely affect the business, properties, condition (financial or otherwise) or business prospects of the Borrower.

ARTICLE lll

AFFIRMATIVE COVENANTS OF THE BORROWER

     Except as specifically set forth herein, so long as any part of the principal of or interest on the Note remains outstanding, without the prior written consent of the Lender:

     (a) DISCHARGE TAXES AND INDEBTEDNESS. The Borrower will pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon or incurred by it or the properties and assets of the Borrower, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings for which the Borrower shall have set aside adequate reserves for the payment of such tax, assessment, debt, claim or charge. The Borrower shall provide the Lender, upon the Lender's request, evidence of payment of such taxes, assessments, debts, claims and charges satisfactory to the Lender.

     (b) FURNISH INFORMATION. Promptly on request of the Lender, the Borrower will furnish such information as may reasonably be necessary to determine whether (i) the Borrower is complying with its covenants and agreements contained in this Agreement or (ii) an Event of Default (as hereunder defined) has occurred hereunder.

     (c) COPIES OF LEGAL PROCESS AND CLAIMS. The Borrower shall, within ten (10) days after receipt, forward to the Lender at its address set forth on the signature page hereto, a copy of any communication, notice, legal process or other notification relating to an uninsured claim or alleged claim against it in excess of Ten Thousand ($10,000) Dollars. The Borrower shall, within ten (10) days after receipt, forward to the Lender at its office, notice of any proceeding or hearing or threat thereof before any state or federal bureau, agency, commission, board or department which could materially affect the operation of its business. With respect to any legal process, proceeding or hearing, the return date of which is less than such ten (10) days, notice shall be given forthwith.

     (d) ADDITIONAL DOCUMENTATION. In furtherance of the transactions herein contemplated, the Borrower will execute and cause to be delivered to the Lender and any other holder of the Note such other certificates, documents, statements, agreements and opinions as may be reasonably requested by the Lender during the term of this Agreement.

     (e) NOTICE OF ADVERSE CHANGE. The Borrower shall promptly give notice to the Lender (but in any event within seven (7) business days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

      (i)   any Event of Default as hereunder defined; or

      (ii) the institution or threatening of institution of an action, suit or proceeding against the

Borrower before any court, administrative agency or arbitrator, which, if adversely decided, could materially adversely affect the business, prospects, properties, financial condition or results of operations of the Borrower, whether or not arising in the ordinary course of business.

Any notice given hereunder shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrower has taken and/or proposes to take with respect thereto.

        (h) COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS. The Borrower shall

        (g)  COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS. The Borrower shall comply with the terms and conditions of all material agreements, commitments or instruments to which the Borrower is a party or by which it may be bound. The Borrower shall duly comply in all respects with any relevant laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of its business, properties or assets, including, but not limited to, the rules and regulations of the Federal Communications Commission.

     (h) NEGATIVE COVENANTS OF THE BORROWER. On and after the date hereof, and for so long as any part of the principal of or interest on the Note shall remain unpaid, without the prior written consent of the Lender:

     (i) NO DISTRIBUTION OF PROFITS OR ASSETS. The Borrower will not declare or pay any distribution, in cash or otherwise, of any of its profits or assets or redeem, return, purchase or otherwise acquire directly or indirectly any of its shares of common stock now or hereafter outstanding.

     (ii) NO INDEBTEDNESS. Except for indebtedness owing to the Bridge Lenders, the Borrower will not incur any indebtedness for borrowed money.

      (iii) NO GUARANTEES. Except in connection with the Merger and

Future Financing, the Borrower will not assume, endorse or become liable for or guarantee the obligations of any corporation, partnership, limited liability company, individual or other entity excluding the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     (iv) NO LIENS. Except for mortgages, pledges, or security interests granted to Sporn, the Bridge Lenders or granted in connection with the Merger and Future Financing, the Borrower will not allow the mortgage or pledge of, or creation of a security interest in, any of its assets.

     (v) NO TRANSFER OF ASSETS. Except for the Merger, the Borrower will not (i) enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of the business, property, or assets, whether now owned or hereafter acquired, of Borrower, or (iii) acquire by purchase or otherwise all or substantially all of the property, assets, stock, or other evidence of beneficial ownership of any person or entity.

     (vi) EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Borrower will not enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets without lenders reasonable consent.

ARTICLE lV

DEFAULTS AND REMEDIES

     1. EVENTS OF DEFAULT. Any one of the following events shall be considered an event of default ("Event of Default") as that term is used herein:

     (a) If the Borrower defaults in the payment of principal or interest on the Note or any sum due and payable herein set forth; or

     (b) If default beyond ten (10) business days from notice provided in accordance herewith shall occur under the terms of the Note (other than a default covered by clause (a) above), of this Agreement or of any other agreement between the Borrower and the Lender, or in any other document or instrument executed and delivered in connection herewith; or

     (c) If any representation or warranty made by the Borrower herein proves to have been untrue in any material respect as of the Closing Date, or any information, statement, certificate or data furnished hereunder proves to have been untrue in any material respect as of the date as of which the facts therein set forth were stated or certified; or

     (d) Except for a default covered by clauses (a), (b), (c) and (e) hereof, if a default shall be made in the due observance or performance of any other covenant, affirmative or negative, or condition to be kept or performed by the Borrower contained in this Agreement; or

     (e) If the Borrower shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee, or liquidator of the Borrower or of all or a substantial part of its assets, or (iii) be adjudicated a bankrupt, or (iv) file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors or file a petition or answer seeking to take advantage of any law (whether federal or state) relating to the relief of debtors.

     2. ACCELERATION OF LOAN. During the continuation of any Event of Default specified in Article V, Section 1, the Lender or any other holder of the Note may, by notice in writing delivered to the Borrower, declare the entire outstanding principal amount of the Note held by such Lender and the interest accrued thereon immediately due and payable, and the said principal and interest shall thereupon become and be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower. Any principal and interest not paid when due and payable shall bear interest thereafter at the lesser of eighteen (18%) percent per month or the maximum rate permitted by applicable law.

     3. ENFORCEMENT OF RIGHTS. Upon the happening of any Event of Default specified in Article V, Section 1, the Lender or any other holder of the Note may proceed to protect and enforce its rights with respect to the Note and the other documents referred to herein either by suit in equity or action at law, and proceed to obtain judgment or any other relief whatsoever.

     4. PAYMENT OF EXPENSES. The Borrower shall pay all expenses, court costs and reasonable attorneys' fees which may be incurred by the Lender or any other holder of the Note in connection with or arising out of any Event of Default hereunder upon a final non-appealable determination in Lender's favor.

ARTICLE V

MISCELLANEOUS

     1. REPRESENTATION TO SURVIVE CLOSING. All warranties, representations, covenants and agreements made by the Borrower herein shall survive the Closing.

     2. NOTICE. All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing (including fax) if delivered by hand or left at or posted by pre-paid registered or certified mail (airmail if dispatched to a foreign county) to the party concerned at its address appearing below or sent by fax to the number and with copy as below indicated. Service shall be deemed to be effective: so far as delivery by hand is concerned when handed to the recipient or left at the recipient's address; by post three days after posting (seven days if sent to a foreign country); by fax on the same day as dispatch and receipt is confirmed. The said addresses and fax numbers shall continue in force until alternatives are notified and receipt of such notification has been acknowledged:

If to Lender to the addresses set forth on the signature page of this Agreement. If to Borrower, to its address set forth at the beginning of this Agreement.

     3. BINDING UPON SUCCESSORS. All covenants and agreements herein contained by or on behalf of the Borrower shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns; Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. Lender reserves the right to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in Lender's rights and benefits hereunder; provided, that Lender shall, for informational purposes but not as a requirement, notify the Borrower of the identity of all other assignees or participants who have acquired an ownership interest in the Note, and upon conversion, in the equity of the Borrower as a result thereof. In connection with any such assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower's business.

     4. COUNTERPARTS. This Agreement may be executed in counterparts at one time or at different times and, irrespective of the date of execution between the parties named herein, it shall be deemed executed as of the date first above written.

     5. GOVERNING LAW; JURISDICTION. This Agreement and the performance of the parties hereunder shall be construed and interpreted in accordance with the internal laws of the State of Florida, wherein it was negotiated and executed, and the parties hereunder consent and agree that the state and federal courts which sit in the State of Florida and the County of Orange shall have exclusive jurisdiction with respect to all controversies and disputes arising hereunder.

     6. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, the remainder of this Agreement shall, nevertheless, remain in full force and effect.

     7. NO WAIVER OF RIGHTS. No course of dealing on the part of the Lender, nor any failure or delay on the part of the Lender with respect to the exercise of any right, power or privilege given or granted hereunder, the Note or any other document or instrument executed in connection herewith shall operate as a waiver thereof as to any future defaults, or any single or partial exercise by the Lender of any right, power or privilege granted or contained herein or therein shall preclude the Lender from later or further exercise of any right, power or privilege as to any future defaults. The rights and remedies of the Lender are cumulative and not exclusive of any other remedies under law.

     8. CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words, "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, subsection, paragraph, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement shall include all alterations, amendments, changes, extension, modifications, renewals, replacement, substitutions and supplements, thereto and thereof, as applicable.

     9. INDEMNIFICATION. In the event the Lender is required to appear before, or participate in, or become involved with, any proceeding initiated by or brought with respect to the Borrower by any government or administrative agency, federal, state or local, investigating the business operations or activities of the Borrower, the Lender shall be reimbursed by the Borrower for all expenses incurred by it in connection therewith, including, but not limited to, attorney's fees. Additionally, the Borrower will indemnify and hold harmless the Lender from each and every liability, loss, obligation, cost or expense which may be imposed or arising out of (x) any such proceeding, or (y) any of the transactions evidenced hereby, except for the Lender's gross negligence or willful misconduct.

10. CONFIDENTIALITY. The Borrower agrees that it will not disclose, and will not include in any public announcement, the name of the Lender, unless expressly agreed to by the Lender unless and until disclosure is required by law or regulations, and then, only to the extent of such requirement.

     11. TERM. This Agreement shall become effective upon execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until all amount of principal and interest on the Note have been paid in full or converted.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LENDER:
Freedom Environmental Services, Inc.	Resort Marketing Professionals, Inc.

By:______________________________ Edmund F. Curtis Title: President	By:______________________________ Michael S. Borish Title: President